Exhibit 5.3
[AMERICAN AIRLINES, INC. LETTERHEAD]
January 25, 2011
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, Texas 76155

Re:	American Airlines, Inc. 2011-1 Pass Through Trust
Pass Through Certificates, Series 2011-1
Ladies and Gentlemen:
     I am Senior Vice President, General Counsel and Chief Compliance Officer of AMR Corporation, a Delaware corporation (the “Guarantor”), and American Airlines, Inc., a Delaware corporation and wholly-owned subsidiary of the Guarantor (the “Company”), and have acted as such in connection with the Registration Statement on Form S-3 (Registration Nos. 333-160646-01 and 333-160646) (the “Registration Statement”) and in connection with the issuance and sale by the Company today of $503,206,000 face amount of Pass Through Certificates, Series 2011-1A (the “Class A Certificates”) and $153,826,000 face amount of Pass Through Certificates, Series 2011-1B (the “Class B Certificates” and together with the Class A Certificates, the “Certificates”) to Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated as of January 20, 2011 (the “Underwriting Agreement”), among the Company, the Guarantor and the

Underwriters, and the issuance by the Guarantor of the related guarantee of the payment obligations under the equipment notes issued by the Company underlying the Certificates (the “Guarantee”) pursuant to the Guarantee dated as of January 25, 2011. The Certificates will be issued under the Pass Through Trust Agreement, dated as of March 21, 2002 (the “Basic Agreement”), between the Company and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company of Connecticut, National Association), as pass through trustee for the trust relating to each class of Certificates (with respect to the Class A Certificates, the “Class A Trustee” and with respect to the Class B Certificates, the “Class B Trustee” and, together, the “Trustee”), as supplemented for the Class A Certificates by the Trust Supplement 2011-1A, dated as of January 25, 2011 (the “Class A Trust Supplement”), among the Company, the Guarantor and the Class A Trustee (the Basic Agreement, together with the Class A Trust Supplement, the “Class A Trust Agreement”), and as supplemented for the Class B Certificates by the Trust Supplement 2011-1B, dated as of January 25, 2011 (the “Class B Trust Supplement”), among the Company, the Guarantor and the Class B Trustee (the Basic Agreement, together with the Class B Trust Supplement, the “Class B Trust Agreement” and together with the Class A Trust Agreement, the “Trust Agreements”).
     As used herein, the following terms have the following meanings: the term “Prospectus Supplement” means the prospectus supplement, dated January 20, 2011, relating to the Certificates, in the form filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), including the documents incorporated by reference therein, and the term “Prospectus” means the base prospectus included in the Registration Statement, as supplemented by, and together with, the Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) under the 1933 Act, including the documents incorporated by reference therein.
     In so acting, I or attorneys under my supervision have examined the Registration Statement, the Trust Agreements, the Guarantee, the Underwriting Agreement and the Prospectus, and have also examined and relied upon the representations and warranties as to factual matters contained therein or made pursuant thereto and upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable me to render the opinion expressed below. In such examination, I or such attorneys have assumed the genuineness of all signatures (other than those on behalf of the Company or the Guarantor), the authenticity of all documents submitted as originals, and the conformity to authentic original documents of all documents submitted as copies.

     Based on the foregoing and subject to the assumptions and qualifications set forth below, I am of the following opinion:
     1. Each of the Company and the Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.
     2. Each of the Company and the Guarantor has the corporate power and authority under Delaware law to execute, deliver and perform its obligations under the Trust Agreements.
     3. The Guarantor has the corporate power and authority under Delaware law to execute, deliver and perform its obligations under the Guarantee.
     4. Each of the Trust Agreements has been duly authorized, executed and delivered by the Company and the Guarantor, and is a valid and binding obligation of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms.
     5. The Guarantee has been duly authorized, executed and delivered by the Guarantor, and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.
     My opinions set forth in paragraphs 4 and 5 above are subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally; (ii) general principles of equity (whether considered in a proceeding at law or in equity); (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality; (iv) in the case of indemnity, contribution and exculpatory provisions, public policy considerations; and (v) applicable laws that may affect the remedies provided in the Trust Agreements or the Guarantee, which laws, however, do not in my opinion make the remedies provided in the Trust Agreements or the Guarantee inadequate for the practical realization of the rights and benefits provided thereby. Without limiting the foregoing, I express no opinion as to the validity, binding effect or enforceability of (x) any provision of the Trust Agreements or the Guarantee that purports to waive, release or vary any statutory right of any party or any duties owing to any party to the extent that such waiver, release or variation may be limited by Section 1-102(3) of the Uniform Commercial Code (as in

effect in any applicable jurisdiction), or (y) any provision of the Trust Agreements or the Guarantee that purports to provide that the terms thereof may not be waived or modified except in writing, or that any prohibited or unenforceable provision thereof may be severed without invalidating the remaining provisions thereof. In addition, the enforceability of the provisions in the Trust Agreements, to the effect that certain determinations made by one party shall have conclusive effect may be limited under certain circumstances.
     In rendering the opinions above, I have assumed that each party to the Trust Agreements or the Guarantee (other than the Company and the Guarantor), (i) is duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation; (ii) has the power and authority to carry on its business and to enter into the Trust Agreements or the Guarantee and to perform its obligations thereunder, (iii) has duly and validly authorized the execution and delivery of the Trust Agreements or the Guarantee by all necessary action, and (iv) has duly and validly executed and delivered the Trust Agreements or the Guarantee. I have assumed that each Trust Agreement and the Guarantee constitutes the legal, valid and binding obligation of each party thereto (other than the Company and the Guarantor), enforceable against such party in accordance with its terms. In rendering the opinion set forth in paragraph 4 above, I have relied on the opinion of Shipman & Goodwin LLP, special counsel to the Trustee. In so relying on such opinion, I have made no investigation of law or fact as to the matters stated in such opinion, and I have made the same assumptions, and my opinion is subject to the same qualifications and limitations, as are therein set forth.
     I express no opinion as to the laws of any jurisdiction other than the laws of the States of Texas and New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, except that I express no opinion with respect to the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction.
     This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify such opinions. In connection with the issuance of the Certificates and the Guarantee, Debevoise & Plimpton LLP may receive a copy of this letter and rely on the opinions set forth herein.

     I hereby consent to the filing of this opinion as an exhibit to each of the Company’s and the Guarantor’s Current Reports on Form 8-K filed with the Commission on the date hereof and incorporated by reference in the Registration Statement, and the reference to my name under the caption “Validity of the Certificates” in the Prospectus. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Gary F. Kennedy
Senior Vice President, General Counsel and
Chief Compliance Officer